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                                  EXHIBIT 5.1

       [OPINION AND CONSENT OF PROCOPIO, CORY, HARGREAVES & SAVITCH LLP]



                                  May 1, 2000



American Technology Corporation
13114 Evening Creek Drive South
San Diego, CA 92128


Ladies and Gentlemen:


     You have requested our opinion with respect to certain matters in connection with the filing by American Technology Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration of up to 1,733,878 shares of the Company's common stock, $.00001 par value (the "Common Stock"), on behalf of certain selling stockholders including: (i) 200,000 shares of issued and outstanding Common Stock (the "Shares"); (ii) 1,733,878 shares of the Common Stock issuable upon conversion of issued and outstanding Series C Preferred Stock (the "Conversion Shares"); and (iii) 300,000 shares of the Common Stock (the "Warrant Shares") issuable upon the exercise of certain issued and outstanding warrants ("Warrants"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

     In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Certificate of Amendment to Certificate of Incorporation, the Corrected Certificate of Designation of Series C Preferred Stock ("Certificate of Designation") and the Company's Bylaws, as amended, the Warrants, the corporate proceedings taken by the Company in connection with the issuance of the Series C Preferred Stock and the Warrants, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable;
(ii) the Conversion Shares, when issued in accordance with the Certificate of Designation will be validly issued, fully paid, and non-assessable; and (iii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

     We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.
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     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Certificate of Designation, the Conversion Shares, the Warrants, or the Warrant Shares.

                             Very truly yours,

                             PROCOPIO, CORY, HARGREAVES & SAVITCH LLP